UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant / /
Filed by a Party other than the Registrant /x/

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for the use of the Commission only (as permitted by
    Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/x/ Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-12

                           THE TOWN AND COUNTRY TRUST
                (Name of Registrant As Specified In Its Charter)

                          MAGAZINE ACQUISITION GP LLC
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/      No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)       Title of each class of securities to which transaction applies:

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2)       Aggregate number of securities to which transaction applies:

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3)       Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)       Proposed maximum aggregate value of transaction:

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5)       Total fee paid:

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/ /      Fee paid previously with preliminary materials.

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/ /      Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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1)       Amount previously paid:

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2)       Form, Schedule or Registration Statement No.:

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3)       Filing party:

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4)       Date filed:

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

MORGAN STANLEY REAL ESTATE, ONEX REAL ESTATE AND SAWYER REALTY HOLDINGS INCREASE THEIR OFFER PRICE FOR THE TOWN AND COUNTRY TRUST TO $39.60 PER SHARE

New York, NY, February 13, 2006 - Magazine Acquisition GP LLC, a joint venture investment vehicle comprised of affiliates of Morgan Stanley Real Estate, Onex Real Estate and Sawyer Realty Holdings LLC, announced today that it has increased its offer price for The Town and Country Trust (NYSE: TCT), a multifamily real estate investment trust, to $39.60 per share. Magazine Acquisition's offer price exceeds its prior offer of $39.00 and the $39.50 per share offer price from Oriole Partnership LLC, plus a pro-rata payment in respect of TCT dividends as contemplated by the existing agreement and plan of merger with TCT, and was made in accordance with Magazine Acquisition's matching rights included in a definitive agreement between Magazine Acquisition and TCT dated December 19, 2005. Magazine Acquisition's proposal remains open for acceptance until 10:00 a.m. (EST) on Tuesday, February 14, 2006.

Morgan Stanley Real Estate, Onex Real Estate and Sawyer Realty Holdings remain fully committed to completing this transaction.

ABOUT MORGAN STANLEY REAL ESTATE
Morgan Stanley Real Estate is comprised of three major global businesses:
Investing, Banking, and Lending. Since 1991, Morgan Stanley has acquired $73.1 billion of real estate assets worldwide and currently has approximately $40 billion in real estate assets on behalf of its clients. Morgan Stanley Real Estate provides a complete range of market-leading investment banking services to its clients including advice on strategy, mergers, acquisitions and restructurings, as well as underwriting public and private debt and equity financings. Morgan Stanley is also a global leader in real estate lending and, using its own capital, originated upwards of $24 billion in commercial mortgages in 2005. Morgan Stanley is a global financial services firm and a market leader in securities, investment management, and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.

ABOUT ONEX REAL ESTATE
Onex Real Estate was formed by Onex Corporation in January 2005 to invest in real estate assets in North America. Onex Corporation is a diversified company with annual consolidated revenues of approximately C$16 billion and consolidated assets of approximately C$15 billion. Onex is one of Canada's largest companies with global operations in service, manufacturing and technology industries. Its operating companies include Celestica Inc., Spirit AeroSystems, Inc., Emergency Medical Services Corporation, Skilled Healthcare Group, Inc., ClientLogic Corporation, Cineplex Entertainment Limited Partnership, J.L. French Automotive Castings, Inc., Res-Care, Inc., Cosmetic Essence, Inc., Center for Diagnostic Imaging, Inc. and Radian Communication Services Corporation. Onex shares trade on the Toronto Stock Exchange under the stock symbol OCX.SV.

ABOUT SAWYER REALTY HOLDINGS LLC
Sawyer Realty Holdings LLC is a privately-held, full service, multifamily real estate investment and property management firm based in College Park, Maryland and Needham, Massachusetts. Currently, Sawyer's multifamily portfolio consists of approximately 25,500 apartment units in 94 multifamily communities located in 10 states and the District of Columbia. The Maryland Multi-Housing Association currently ranks Sawyer as the largest landlord in the metropolitan Baltimore market, with 35 communities and approximately 10,500 units under management. Sawyer employs a total of 680 people, 375 of whom are located in the Maryland, DC and Virginia area. Sawyer currently manages 42 communities that are located within a 15-mile radius of one or more Town and Country properties. In addition, Sawyer operates 15 properties with over 3,400 units in the State of Florida, another core Town and Country market.

MORE INFORMATION

In connection with TCT's solicitation of proxies with respect to the meeting of shareholders called in connection with the proposed merger with Magazine Acquisition, TCT has filed with the SEC a definitive proxy statement which was mailed to shareholders on or around January 30, 2006. TCT'S SHAREHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT DISTRIBUTED TO SHAREHOLDERS BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders may obtain, free-of-charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC's website at www.sec.gov. Shareholders may also obtain a free-of-charge copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to The Town and Country Trust, 300 East Lombard Street, Baltimore, Maryland 21202,
Attention: Secretary, telephone: (410) 539-7600, or from TCT's website at www.tctrust.com.


FOR FURTHER DETAILS CONTACT:


CONTACTS:
Drew Brown/Dan Gagnier
Citigate Sard Verbinnen

212-687-8080